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                                                                      EXHIBIT 5

                               DUNN SWAN & CUNNINGHAM
                          Attorneys and Counsellors At Law
                                2800 Oklahoma Tower
                                  210 Park Avenue
                                   (405)235-8318
                              Facsimile (405)235-9605

                                 February 18, 1998


Board of Directors
Laboratory Specialists of America, Inc.
101 Park Avenue, Suite 810
Edmond, Oklahoma 73102


Gentlemen:

     We have acted as counsel to Laboratory Specialists of America, Inc., an Oklahoma corporation (the "Company"), in conjunction with the offering of an aggregate of 425,000 shares of Common Stock, $.001 par value per share, of the Company (the "Shares") to be issued upon exercise of stock options granted under the Laboratory Specialists of America, Inc. 1994 Stock Option Plan (the "Plan").

     The offering of the Securities is more fully described in that certain Registration Statement on Form S-8, filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act").

     For purposes of this opinion, we have made such investigations as we deem necessary or appropriate and have reviewed and considered among other certificates, documents and materials the following:

     (a)  The Certificate of Incorporation of the Company;

     (b)  The Bylaws of the Company;

     (c) A copy of the resolutions adopted by the Board of Directors of the Company on February 18, 1998, as certified by the Secretary of the Company;

     (e)  The manually signed Registration Statement;

     (f)  Form of certificate of the Common Stock of the Company; and

     (g) The Certificate of Officers and Directors of Laboratory Specialists of America, Inc. dated February 18, 1998.

     In conducting our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified copies. Based upon our examination and consideration of the foregoing and upon our examination and

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consideration of such other documents, certificates, records, matters and things as we have deemed necessary for the purposes hereof, we are of the opinion as of the date hereof that:

     1. The Company is duly organized and existing under the laws of the State of Oklahoma;

     2. All of the issued and outstanding shares of the Common Stock of the Company have been legally issued, are fully paid and are not liable to further call or assessment;

     3. The 425,000 shares of Common Stock to be issued upon exercise of stock options granted pursuant to the Plan, upon issuance and delivery against payment therefor in accordance with the terms and conditions of the stock options, will be legally issued, fully paid and not liable for further call or assessment;

     In arriving at the foregoing opinion, we have relied, among other things, upon the examination of the corporate records of the Company and certificates of officers and directors of the Company and of public officials. We hereby consent to the use of this opinion in the Registration Statement and all amendments thereto.

                                   Very truly yours,

                                   /s/ DUNN SWAN & CUNNINGHAM


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